Nutri-Diem

Montreal, June 26  2007

Mr. Jay Sargeant
Essentially Yours Industries Inc.
3753 Howard Hughes Parkway, suite 200
Las Vegas, Nevada, United States
89145

OBJECT:  Distribution and license agreement
	  N/ref: 10 003-1

Mr. Sargeant,

This letter concerns the distribution and license agreement (hereafter the "Agreement") entered between your company and Nutri-Diem Inc.
(hereafter("Nutri-Diem") on June 30, 2002 as modified by an addendum on April 30, 2004.

It appears that you have not purchased from Nutri-Diem the minimum amount of products prescribed in section 5.2 of the Agreement for the past years, including the year from June 1st 2006 to May 31st 2007. Since your company has not paid the compensation described in section 5.2, we wish to inform that Nutri-Diem has decided to make the Agreement non-exclusive in accordance with section 5.3 of the Agreement.
Your company will still be permitted to sell and market the Nutri-Diem's products and the Agreement will still bind the parties for every other section, but 5.2 and 5.3.

This decision is effective June 1 2007.

We remain

Yours truly,

/s/ signed
Nutri-Diem Inc.

Michel Grise